Exhibit 21.1
Subsidiaries of the Registrant

Name of Subsidiary	Jurisdiction

Artomatix Limited	Ireland
Chili Connect Limited	United Kingdom
Codice Software, S.L.	Spain
DeltaDNA Inc	Delaware
DeltaDNA Limited	United Kingdom
Digital Monarch Media LTD.	Canada
Finger Food Studios Inc.	Canada
Finger Food Studios US Inc.	Nevada
Gamesanalytics Ltd	United Kingdom
Graphine NV	Belgium
Mercer Road Corp	Delaware
Multiplay (UK) Limited	United Kingdom
Obvioos SAS	France
RestAR Ltd.	Israel
ServiceCommerce Corp.	Cayman Islands
SilkCloud (Shanghai) Co., Ltd.	China
SilkCloud Inc.	Delaware
Tsugi, Inc.	Delaware
Turiya Media, Inc.	Delaware
Unity IPR ApS	Denmark
Unity Technologies Japan K.K.	Japan
Unity Software (Shanghai) Co., Ltd., Beijing Branch	China
Unity Software (Shanghai) Co., Ltd., Hongkou Branch	China
Unity Software Limited	United Kingdom
Unity Software Shanghai Co., Ltd.	China
Unity Technologies (BVI) Ltd.	British Virgin Islands
Unity Technologies ApS	Denmark
Unity Technologies Canada Company	Canada
Unity Technologies Finland OY	Finland
Unity Technologies GmbH	Germany
Unity Technologies Korea Limited	Korea
Unity Technologies LT, UAB	Lithuania
Unity Technologies SARL	France
Unity Technologies SAS	Colombia
Unity Technologies SF	California
Unity Technologies Singapore – Taiwan Representative Office	China
Unity Technologies Singapore Pte. Ltd.	Singapore
Unity Technologies Sweden AB	Sweden